To: Roger Leopard
RE: Board of Directors

January 20, 2006

Dear Roger,

On behalf of the Board of Directors I would like to offer you a position on the Board of Directors of Ignis Petroleum Group, Inc. as a non-executive Board Member. This letter is intended to act as temporary proxy until a more comprehensive contract can be entered into in the future-but upon execution this agreement shall set in motion your appointment based on the terms, conditions and responsibilities outlinted below:

Remuneration:

•                   $1,500 equivalent in Swiss Francs plus all Ignis-related travel and communication expense. Renumeration is quarterly up front in Swiss francs.

•                   A grant of 150,000 shares of restricted common stock dispersed over 3 years in 6 months intervals in arrears. In case of a buy-out all shares are to be issued immediately.

•                   A grant of 30,000 shares sign-on bonus.

•                   All shares are restricted common stock.

Responsibilities:

•                   provide advice and guidance to Ignis Petroleum's executive team as is required by the rules and regulations of a non-executive board member of a public company

•                   work together with the rest of the board in responsive and constructive manner to facilitate the growth of Ignis Petroleum in the best interest of the company and it's share holders

•                   Attend at least 4 annual physical board meeting-as agreed by the board. The location of the board meeting will be agreed by the board.

Either party can terminate this agreement without cause. A six week advance termination notice is required by either party to be delivered in writing. In circumstances when Mr. Leopard can not support the board’s recommendation he has the right to resign immediately. This agreement can be executed in counterparts.

We look forward to working with you.

Agreed and signed on the January 20, 2006

/s/ PHILIPP BUSCHMANN	/s/ ROGER LEOPARD
Philipp Buschmann C.O.O./Director	Roger Leopard